Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

On August 2, 2021, Stagwell Inc. (the “Company”) consummated the previously announced combination of MDC Partners Inc. (“MDC”) and certain subsidiaries of Stagwell Media LP (“Stagwell Media”) pursuant to that certain Transaction Agreement, dated as of December 21, 2020, as amended on June 4, 2021 and July 8, 2021 (the “Transaction Agreement”), by and among Stagwell Media, MDC, New MDC LLC (“New MDC”) and Midas Merger Sub 1 LLC (“Merger Sub”) (the transactions contemplated by the Transaction Agreement, the “Transactions”). The Stagwell Subject Entities comprise Stagwell Marketing Group LLC (“Stagwell Marketing”) and its direct and indirect subsidiaries. In this Unaudited Pro Forma Condensed Combined Financial Information, the Stagwell Subject Entities are referred to as “Stagwell”.

In respect of the Transactions, the acquired assets and assumed liabilities, together with acquired processes and employees, represent a business as defined in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). The Transactions will be accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to FASB Topic 805-10, Business Combinations, with MDC treated as the legal acquirer and Stagwell treated as the accounting acquirer. In identifying Stagwell as the acquiring entity for accounting purposes, MDC and Stagwell took into account a number of factors, including the relative voting rights and the corporate governance structure of the Company. Stagwell is considered the accounting acquirer since Stagwell Media controls the board of directors of the Company following the Transactions and received an indirect ownership interest in the Company’s only operating subsidiary (“Stagwell OpCo”) of 69.55% ownership of Stagwell OpCo’s common units. However, no single factor was the sole determinant in the overall conclusion that Stagwell is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of MDC, as the accounting acquiree, will be recorded at their respective fair value as of the date the Transactions were completed.

The following unaudited pro forma condensed combined financial information gives effect to the Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions had occurred on June 30, 2021. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020 and six months ended June 30, 2021 are presented as if the Transactions had occurred on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Stagwell and MDC, and the assumptions and adjustments set forth in the accompanying explanatory notes. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Stagwell is considered the acquirer of MDC for accounting purposes. See “Note 2 — Basis of Pro Forma Presentation” below.

The unaudited pro forma condensed combined financial information for the Transactions has been developed from Stagwell’s and MDC’s historical financial statements. The information should be read together with MDC’s and Stagwell’s respective audited and unaudited financial statements and related notes, which for MDC are contained in the MDC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Reports for the quarterly periods ended March 31, 2021 and June 30, 2021 and for Stagwell are included as exhibits to the Form 8-K/A to which this information is an exhibit and to the original Form 8-K dated August 2, 2021. The acquisition of MDC will be accounted for as a business combination and reflects the application of acquisition accounting in accordance with ASC 805. The pro forma adjustments are based on preliminary estimates of the fair value of the assets acquired and liabilities assumed and information available as of the date of the Form 8-K/A to which this information is an exhibit. Certain valuations and assessments, including valuations of property, plant and equipment, contingent consideration, other intangible assets as well as the assessment of the tax positions and tax rates of the combined business, are in process and will not be completed until subsequent to the date of the Form 8-K/A to which this information is an exhibit. The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent the current best estimate of fair value and are subject to revision.

On August 2, 2021, an aggregate of 179,970,051 shares of the Company’s Class C common stock were issued to Stagwell Media in exchange for $1,800 (the “Stagwell New MDC Contribution”). The Class C common stock does not participate in the earnings of the Company. Additionally, an aggregate of 179,970,051 Stagwell OpCo common units were issued to Stagwell Media in exchange for the equity interests of the Stagwell Subject Entities (the “Stagwell OpCo Contribution”).

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is estimated to be approximately $426.4 million. The purchase consideration consists of approximately 79 million shares of the Company’s Class A and B common stock and common stock equivalents based on a per share price of $5.42.

Accounting Treatment for the Transactions and Related Pro Forma Adjustments

As previously noted, the Transactions are being accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to ASC 805, with MDC treated as the legal acquirer and Stagwell treated as the accounting acquirer. ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire MDC has been allocated to the assets acquired and assumed liabilities of MDC based upon preliminary estimated fair values at the date of acquisition, as if the acquisition had occurred on June 30, 2021. The fair value of the acquired assets and assumed liabilities as of the date of acquisition are based on preliminary estimates assisted, in part, by a third-party valuation expert. The estimates are subject to change upon the finalization of appraisals and other valuation analyses, which are expected to be completed no later than one year from the date of acquisition. Although the completion of the valuation activities may result in asset and liability fair values that are different from the preliminary estimates included herein, it is not expected that those differences would alter the understanding of the impact of this transaction on the consolidated financial position and results of operations of the Company.

In connection with the Transactions, the Company, Stagwell Media and Stagwell Opco entered into the Tax Receivable Agreement, pursuant to which the Company agreed to pay Stagwell Media 85% of the cash savings, if any, with respect to U.S. federal, state, and local income tax or franchise tax that the Company actually realizes as a result of (a) any increases in tax basis attributable to redemptions or exchanges by Stagwell Media of Stagwell OpCo common units for shares of the Company’s Class A common stock or cash (an “Exchange”) and (b) tax benefits related to imputed interest deemed to be paid by the Company. as a result of the Tax Receivable Agreement. The Company expects to benefit from the remaining 15% of cash savings, if any, that are realized. Due to the uncertainty in the amount and timing of future Exchanges, the unaudited pro forma consolidated financial information assumes that no Exchanges have occurred and therefore no increases in tax basis in the Company’s assets or other tax benefits that may be realized thereunder have been assumed in the unaudited pro forma consolidated financial information. However, if all of the Stagwell OpCo common units subject to the Tax Receivable Agreement were so redeemed or exchanged, the Company would recognize a deferred tax asset of approximately $114 million and a liability of approximately $97 million, payable over the 15-year period from the assumed date of such Exchanges, assuming (i) all Exchanges occurred on the same day at $5.42 per share; (ii) a constant combined corporate tax rate of 28%; (iii) the Company will have sufficient taxable income to fully utilize the tax benefits in the year the related tax deduction arises; and (iv) no material changes in tax law. The actual amount of deferred tax assets and related liabilities that the Company will recognize will differ based on, among other things, the timing of the Exchanges, the price of shares of the Company’s Class A common stock at the time of the exchange, and the tax rates then in effect.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2021

(In thousands)

Assets	Stagwell Marketing Group LLC Historical	MDC Partners Inc. Historical		Transaction Adjustment		Pro Forma Combined
Current assets:
Cash and cash equivalents	$73,450		$108,280	$(66,334)	(5a)	$115,396
Accounts receivable, less allowance for doubtful accounts	196,821		426,841	—		623,662
Expenditures billable to clients	15,909		16,793	—		32,702
Other current assets	37,701		31,312	—		69,013
Total current assets	323,881		583,226	(66,334)		840,773
Fixed assets, at cost, less accumulated depreciation	37,842		81,191	—		119,003
Right of use assets – operating leases	53,997		198,556	149,396	(5b)	401,949
Goodwill	352,469		671,542	579,602	(5c)	1,603,613
Other intangible assets, net	171,130		29,405	780,495	(5d)	981,030
Deferred tax assets	—		—	—	(5e)	—
Other assets	4,443	(4a)	23,258	—		27,701
Total assets	943,762		1,587,178	1,443,159		3,974,099
Liabilities, Redeemable Non-Controlling Interests and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	108,734		158,136	—		266,870
Accruals and other current liabilities	88,117	(4b)	250,070	86,325	(5f)	424,512
Advance billings	70,049		211,248	—		281,297
Current portion of lease liabilities – operating leases	19,280		41,400	14,000	(5b)	74,680
Current portion of deferred acquisition consideration	8,767		59,612	—		68,379
Total current liabilities	294,947		720,466	100,325		1,115,738
Long-term debt	184,319		935,072	146,910	(5g)	1,266,301
Long-term portion of deferred acquisition consideration	7,516		8,056	(3,158)	(5h)	12,414
Long-term lease liabilities – operating leases	49,435		231,811	60,741	(5b)	341,987
Other liabilities	23,577	(4c)	74,826	32,525	(5i)	130,928
Total liabilities	559,794		1,970,231	337,343		2,867,368
Redeemable Noncontrolling Interests	2,626		24,639	6,191	(5j)	33,456
Commitments, contingencies and guarantees
Shareholders’ deficit:
Convertible preference shares	—		152,746	57,234	(5k)	209,980
Common shares and other paid-in capital	345,777	(4d)	97,783	(231,044)	(5k)	212,516
Accumulated equity (deficit)	3,906		(698,635)	658,824	(5l)	(35,905)
Accumulated other comprehensive (loss) income	712	(4d)	39	(39)	(5l)	712
Shareholders’ Capital (Deficit)	350,395		(448,067)	484,975		387,303
Noncontrolling interests	30,947		40,375	614,650	(5k)	685,972
Total Shareholders’ Capital (Deficit)	381,342		(407,692)	1,099,625		1,073,275
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity (Deficit)	$943,762		$1,587,178	$1,441,159		$3,974,099

See the accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

(In thousands, except share and per share amounts)

	Stagwell Marketing Group LLC Historical	MDC Partners Inc. Historical	Transaction adjustments			Pro Forma Combined
Revenue
Services	$390,802	$653,190	$—			$1,043,992
Operating expenses:
Cost of services sold	234,073	411,332	—	(6	a)	645,405
Office and general expenses	104,952	164,492	1,889	(6	b)	271,333
Depreciation and amortization	21,331	16,181	28,887	(6	c)	66,399
Impairment and other losses	—	875	—			875
	360,356	592,880	30,776			984,012
Operating income	30,446	60,310	(30,776)			59,980
Other income (expenses)
Interest expense and finance charges, net	(3,286)	(38,577)	—	(6	d)	(41,863)
Foreign exchange gain (loss)	—	3,982	(5,285)	(6	e)	(1,303)
Other, net	122	1,456	—			1,578
	(3,164)	(33,139)	(5,285)			(41,588)
Income before income taxes and equity in earnings of non-consolidated affiliates	27,282	27,171	(36,062)			18,391
Income tax expense	4,021	2,689	(3,455)	(6	f)	3,255
Income before equity in earnings of non-consolidated affiliates	23,261	24,482	(32,607)			15,136
Equity in earnings (losses) of non-consolidated affiliates	1	(644)	—			(643)
Net income	23,262	23,838	(32,607)			14,493
Net income attributable to the noncontrolling interest	(1,552)	(12,722)	7,926	(6	g)	(6,348)
Net income (loss) attributable to Company	21,710	11,116	(24,681)			8,145
Accretion on and net income allocated to convertible preference shares	—	(8,540)	—			(8,540)
Net income (loss) attributable to Company common shareholders	$21,710	$2,576	$(24,681)			$(395)
Earnings per share:
Net income per share:
Basic		0.03				(0.01	)(6h)
Diluted		0.03				(0.01	)(6h)
Weighted average number of common shares outstanding:
Basic		74,240,447	—	(6	i)	74,240,447
Diluted		77,001,526	—	(6	i)	77,001,526

See the accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2020

(In thousands, except share and per share amounts)

	Stagwell Marketing Group LLC Historical	MDC Partners Inc. Historical	Transaction adjustments			Pro Forma Combined
Revenue
Services	$888,032	$1,199,011	$—			$2,087,043
Cost of services sold	571,588	769,899	65,751	(6	a)	1,407,238
Office and general expenses	191,679	341,565	22,874	(6	b)	556,118
Depreciation and amortization	41,025	36,905	54,958	(6	c)	132,888
Impairment and other losses	—	96,399	—			96,399
	804,292	1,244,768	143,584			2,192,644
Operating income	83,740	(45,757)	(143,584)			(105,601)
Interest expense and finance charges, net	(6,223)	(62,163)	(13,794)	(6	d)	(82,180)
Foreign exchange gain (loss)	—	(982)	(3,421)	(6	e)	(4,403)
Other, net	(177)	20,500	—			20,323
	(6,400)	(42,645)	(17,215)			(66,260)
Income before income taxes and equity in earnings of non-consolidated affiliates	77,340	(88,402)	(160,799)			(171,861)
Income tax expense	5,937	116,555	(63,185)	(6	f)	59,307
Income before equity in earnings of non-consolidated affiliates	71,403	(204,957)	(97,614)			(231,168)
Equity in earnings (losses) of non-consolidated affiliates	58	(2,240)	—			(2,182)
Net income	71,461	(207,197)	(97,614)			(233,350)
Net income attributable to the noncontrolling interest	(15,105)	(21,774)	211,057	(6	g)	174,178
Net income (loss) attributable to Company	56,356	(228,971)	113,443			(59,172)
Accretion on and net income allocated to convertible preference shares	—	(14,179)	—			(14,179)
Net income (loss) attributable to Company common shareholders	$56,356	$(243,150)	$113,443			$(73,351)
Earnings per share:
Net income per share:
Basic		(3.34)				(1.01	)(6h)
Diluted		(3.34)				(1.01	)(6h)
Weighted average number of common shares outstanding:
Basic		72,862,178	—	(6	i)	72,862,178
Diluted		72,862,178	—	(6	i)	72,862,178

See the accompanying notes to the unaudited pro forma condensed combined financial statements

1. Description of the Transaction

As part of the reorganization of the Company in connection with the Transactions, Stagwell OpCo converted into a limited liability company that holds the Company’s operating assets. Following the reorganization, (i) and to which Stagwell Media contributed to Stagwell OpCo the equity interests of the Stagwell Subject Entities in exchange for 179,970,051 Stagwell Opco common units, and (ii) Stagwell Media contributed to the Company an aggregate amount of cash equal to $1,800 in exchange for 179,970,051 shares of the Company’s Class C common stock. Stagwell was deemed to be the accounting acquirer under ASC 805 and thus MDC’s acquired assets and assumed liabilities are measured at their fair value.

The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of MDC, using established valuation techniques. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially affect the Company’s results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed, based upon valuation procedures performed to date. As of the date of the Form 8-K/A to which this information is an exhibit, the valuation studies performed to determine the fair value of the assets acquired and liabilities assumed and the related allocations of purchase price are preliminary. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed may differ from the amounts reflected in the pro forma purchase price allocation, and any differences may be material. The purchase price allocation will be finalized as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

2. Basis of Pro Forma Presentation

Basis of Preparation of the Pro Forma Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Transactions, irrespective of whether or not such adjustment is deemed to be recurring.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions had occurred on June 30, 2021. The unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021 and year ended December 31, 2020 are presented as if the Transactions had occurred on January 1, 2020. This pro forma information is provided for informational purposes only and is based on available information and reasonable assumptions. The pro forma information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been if the Transactions had occurred on the dates indicated, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of the Company. The actual financial position and results of operations of the Company may differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information as management completes its review of the acquisition accounting.

Accounting for the Transaction

The accompanying unaudited pro forma condensed combined financial statements give effect to the Transactions. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Stagwell Marketing and MDC, as well as the assumptions and adjustments set forth in these notes. Adjustments reflected in the unaudited pro forma condensed combined financial statements include the balance sheet and statement of operations impacts of the application of the acquisition method of accounting in accordance with ASC 805. Adjustments also reflect the impact that discrete transactions directly related to the Transactions have had or will have on the results of operations and financial condition of the Company.

ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets acquired and liabilities assumed upon consummation of the Transactions, as well as the allocation of the estimated consideration to these identifiable assets and liabilities, is preliminary as of the date that the unaudited pro forma condensed combined financial information has been prepared. Accordingly, the fair values of the identifiable assets acquired and liabilities assumed may be revised as additional information becomes available and is evaluated. Since the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates of consideration and the fair values of the identifiable assets acquired and liabilities assumed from MDC, the actual amounts eventually recorded in connection with acquisition accounting, including the identifiable intangibles and goodwill, could differ materially from the information presented. However, the Company’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions, including the application of the acquisition method of accounting, based on information available at the time. Management further believes that the pro forma adjustments give appropriate effect to the assumptions that have been made and those assumptions have been properly applied.

3. Calculation of Purchase Price and Preliminary Allocation of Estimated Fair Value of Assets Acquired and Liabilities Assumed

The equity portion of the purchase price is based on an MDC share price of $5.42 on the date of closing of the Transactions. The total acquisition purchase price was $426,397.

The purchase price is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price was allocated as follows:

Fair value of consideration transferred		$426,397
Cash and cash equivalents acquired	$108,280
Net identifiable tangible assets acquired	579,395
Right of use assets acquired	347,952
Net identifiable intangible assets acquired	809,900
Estimated Fair value of total assets acquired (net of Goodwill)	$1,845,527
Accrued expenses and other current liabilities	705,779
Operating lease liability – current and non-current	347,952
Debt	991,982
Deferred acquisition consideration	64,510
Other long-term liabilities	161,011
Redeemable non-controlling interests	30,830
Preferred shares	209,980
Non-controlling interests	158,230
Estimated Fair value of total liabilities and non-controlling interests assumed	$2,670,274
Estimated Fair value of net assets acquired		$(824,747)
Goodwill		$1,251,144

4. Condensing of Stagwell’s Historical Balance Sheet Information Impacting the Pro Forma Balance Sheet of the Company

Stagwell Balance Sheet Reclassification Adjustments:

Certain balances within Stagwell’s historical balance sheet were combined to align with presentation of MDC. The following is a summary of the condensing adjustments included in the unaudited pro forma condensed combined balance sheet (in thousands):

(a)	Combines investments of $1,865 and other noncurrent assets of $2,578 historically recorded separately on Stagwell’s balance sheet.

(b)	Combines $497 of current maturities of long-term debt with $87,620 of accruals and other liabilities historically recorded separately on Stagwell’s balance sheet.

(c)	Combines the historical deferred tax liability balance of $16,232 and other noncurrent liabilities of $7,345 historically reported separately on Stagwell’s balance sheet.

(d)	Separates the historical balance of Stagwell’s accumulated other comprehensive income of $712.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet presented as of June 30, 2021:

(a)	The adjustment of $66,334 reflects the proceeds from the draw down of $90,000 under Stagwell’s revolving credit agreement, more than offset by a $156,334 dividend distribution to Stagwell shareholders immediately prior to the closing of the Transactions.

(b)	Adjustments reflect the net effects of remeasuring MDC’s right-of-use assets and lease liabilities in connection with the application of acquisition accounting. The following table summarizes the net impact of the adjustment:

	Historical MDC Balance(i)	Opening Balance Sheet Amount(ii)	Pro forma Purchase Accounting Adjustment
Operating right-of-use asset(iii)	$198,556	$347,952	$149,396
Operating lease liability, current(iii)	$41,400	$55,400	$14,000
Operating lease liability, net of current portion(iii)	$231,811	$292,552	$60,741

(i)	Amounts reported as historical MDC balances.

(ii)	Refer to Note 3 for a preliminary allocation of acquisition accounting, inclusive of the amounts at which MDC’s leases will be recorded to the opening balance sheet.

(iii)	Adjustments to record the right-of-use asset and lease liability balances based upon amounts determined upon the application of acquisition accounting (see Note 6b below for additional information).

(c)	Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of purchase consideration paid over the fair value of the net assets acquired, as if the acquisition occurred as of June 30, 2021. Refer to Note 3 for details regarding the allocation of purchase consideration and the calculation of Goodwill resulting from the Transactions. The amount of Goodwill ultimately recognized in acquisition price accounting at the acquisition closing date will differ from amount shown in the unaudited pro forma condensed combined financial statements due to changes to certain of MDC’s reported current asset and liability balances. Goodwill resulting from the acquisition is not amortized and will be assessed for impairment at least annually.

	Historical MDC Balance	Opening Balance Sheet Amount	Pro forma Purchase Accounting Adjustment
Goodwill	$671,542	$1,251,144	$579,602

(d)	Adjustment recorded to reflect acquired identifiable intangible assets, consisting of tradenames and customer relationships, at their fair values in connection with the application of acquisition accounting. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using the “income approach.” Application of the income approach requires management to forecast the expected future cash flows attributable to the intangible assets, which are then discounted to their present value.

The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Transactions, the estimated useful lives of the identifiable intangible assets and the amount by which MDC’s historical intangible asset balance was adjusted on a pro forma basis to reflect the identifiable intangible assets at their fair value:

	Estimated fair value	Estimated useful life in years
Trade Names	$98,000	10
Customer Relationships	711,900	6-15(i)
Total Acquired Intangible Assets	$809,900
MDC’s historical intangible asset balances	(29,405)
Pro forma Adjustment	$780,495

Customer relationship useful lives vary based on specific customer data at the reporting unit level. MDC has assigned useful lives to the individual intangible assets based on the underlying cash flows expected from each reporting unit’s customer base.

The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.

(e)	No change to historical deferred tax asset balance. See adjustment 5(i) for additional information.

(f)	The adjustment of $86,325 includes:

•	Transaction costs of $11,325 incurred by MDC
•	Tax liability of $50,000 for Canadian Capital Gains tax and Exit tax related to the MDC’s Redomiciliation into the U.S. from Canada
•	Liability of $25,000 to recognize amount payable in connection with the redemption of a portion of MDC’s preferred shares

(g)	The adjustment of $146,910 reflects the amount due for Stagwell’s draw down of $90,000 under its revolving credit agreement and an increase of $56,910 to reflect MDC’s debt at fair value.

(h)	The adjustment of $3,158 is to reflect the preliminary fair value of deferred acquisition consideration associated with MDC’s legacy acquisitions. The Monte Carlo simulation (the “MC Simulation”) method was utilized to calculate the fair value of the deferred acquisition consideration. The basis of a MC Simulation involves assigning multiple values to the base case projected cash flows by applying a volatility factor to the cash flows based on market inputs and company specific transactions to achieve multiple results and then to average the results to obtain an estimate. Multiple scenarios were modeled under the MC Simulation method to estimate the payment(s) in connection with the contractual deferred acquisition consideration formula and discounted at a rate of approximately 5% to estimate the fair value of the obligation. The discount rate utilized was derived from the risk-free rate increased by the base credit spread of MDC’s 7.50% senior notes due 2024, initially issued in the principal amount of $900,000 (the “Senior Notes”), plus a premium for the subordinated position of the obligation.

(i)	The adjustment of $32,525 to reflect the deferred tax liability impact of the Transactions. The deferred tax liability impact associated with the Transactions was determined by multiplying the temporary difference associated with the Company’s investment in Stagwell OpCo and other tax attributes retained by the Company at the applicable combined statutory rates (including the state statutory rate net of U.S. federal benefit), taking into consideration the changes to the book carrying value of MDC’s applicable assets and liabilities as part of acquisition accounting and the related impact of the Stagwell OpCo Contribution.

(j)	The adjustment of $6,191 is to reflect the preliminary fair value of redeemable noncontrolling interest where the noncontrolling interest holder has the right to sell its interest to the Company at a prescribed contractual formula. The MC Simulation method in combination with Scenario Based Analysis (“SBA”) was utilized to calculate the fair value of the redeemable non-controlling interest liability. The MC Simulation method involves assigning multiple values to the base case projected cash flows by applying a volatility factor to the cash flows based on market inputs and company specific transactions to achieve multiple results and then to average the results to obtain an estimate. The SBA is used to measure the fair value under various exercise periods to select the optimal scenario that yielded the highest fair value. The highest average expected value was discounted at a rate of approximately 5% to estimate the final fair value. The discount rate utilized was derived from the risk-free rate increased by the base credit spread of the Senior Notes plus a premium for the subordinated position of the obligation.

(k)	The adjustments to convertible preference shares, common shares and other paid-in capital and Noncontrolling interests is equal to the sum of the following components:

	5(k)i	5(k)ii	5(k)iii	5(k)iv	5(k)v	5(k)vi	Total Adjustments
Convertible preference shares	$57,234	$—	$—	$—	$—	$—	$57,234	5(k)
Common shares and other paid-in capital	$328,614	$(156,334)	$3,707	$44,788	$53,660	$(505,479)	$(231,044)	5(k)
Noncontrolling interests	$109,171	$—	$—	$—	$—	$505,479	$614,650	5(k)

5(k) i

•	The adjustment to the Convertible preference shares of $57,234 is to recognize MDC’s preferred shares at their estimated fair value of $209,980. The MC Simulation method was utilized to calculate the fair value of the preference shares.

•	The adjustment to Common shares and other paid-in capital of $328,614 is to recognize the MDC common shares at their estimated fair value of $426,397. The fair value of the shares was estimated as the common shares and common share equivalents outstanding utilizing the share price of $5.42.

•	The adjustment of $109,171 represents an increase of $117,855 to noncontrolling interests to recognize noncontrolling interest at their estimated fair value of $158,230, partially offset by the reduction of $8,684 of noncontrolling interest carrying value in connection with Stagwell’s acquisition of noncontrolling interest in certain subsidiaries it did not previously own. The fair value of noncontrolling interests begins with the determination of the fair value of each respective entity that has a minority interest holder. The fair value of each entity was determined using both a discounted cash flow analysis and the guideline public company method. The discount rates utilized for the discounted cash flow analysis of each entity ranged from approximately 11% to 20%. Once the fair value of each entity was determined, the fair value of the noncontrolling interest was determined by multiplying the fair value of the respective entity by the minority interest percent of ownership.

5(k) ii

•	The adjustment of $156,334 is to reflect a dividend distribution made to Stagwell Media immediately prior to the closing of the Transactions.

5(k) iii

•	The adjustment of $3,707 is to reflect a capital contribution by Stagwell Media to Stagwell Marketing for the payment of transaction costs on its behalf.

5(k) iv

•	The adjustment of $44,788 represents an increase of $36,104 for stock compensation for awards granted to Stagwell Marketing’s employees associated with the Transactions (see Note 6a below) and $8,684 associated with Stagwell’s acquisition of noncontrolling interest in certain subsidiaries it did not previously own.

5(k) v

•	The adjustment of $53,660 is to reflect the decrease in the Company’s deferred tax liability in connection with the formation of Stagwell OpCo as a partnership, recorded at the blended federal and state statutory tax rate of 27.7%.

5(k) vi

•	The adjustment of $505,479 is to reflect a decrease in Common Share and other paid-in capital and an increase in noncontrolling interest to recognize the opening noncontrolling interest balance of Stagwell, as defined in the Amended and Restated Stagwell OpCo LLC Agreement. The adjustment is as follows:

Stagwell’s historical equity	$350,395
Proforma adjustment – 5(k)ii	(156,334)
Proforma adjustment – 5(k)iv	(44,788)
Proforma adjustment – 5(l)	(36,104)
Stagwell’s proforma equity		$202,745
MDC’s historical shareholders’ deficit	$(448,067)
Proforma adjustment – 5(k)i	57,234
Proforma adjustment – 5(k)i	328,614
Proforma adjustment – 5(k)v	53,660
Proforma adjustment – 5(l)	698,635
Proforma adjustment – 5(l)	(39)
MDC’s total equity		690,037
Stagwell OpCo net assets		$892,782
Tax attributes retained by the Company		43,945
MDC Series 4 Preferred Shares – Cumulative liquidation preference		(130,690)
MDC Series 6 Preferred Shares – Cumulative liquidation preference		(79,290)
		726,747
Stagwell’s estimated ownership percentage of the Stagwell OpCo common units		69.55%
Stagwell – Noncontrolling interest		$505,479

The net tax attributes of $43,945 retained by the Company consist of deferred tax assets relating to U.S. corporate tax losses and tax credits retained by the Company of $40,780 and deferred tax liabilities attributable to the Company’s investment in Stagwell OpCo of $84,725. The liquidation preference of the MDC Series 4 Preferred Shares and MDC Canada Series 6 Preferred Shares accreted at 8.0% per annum, compounded quarterly.

(l)	The adjustment of $658,785 is to remove MDC’s historical shareholders’ deficit of $698,635 and historical accumulated comprehensive income of $(39) in connection with acquisition accounting and a reduction of $36,104 to reflect compensation expense associated with stock awards granted to Stagwell Marketing’s employees and $3,707 to reflect the expense associated with Stagwell’s transaction costs.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined statements of operations presented for six months ended June 30, 2021 and twelve months ended December 31, 2020.

(a)	The adjustment of $65,751 for the twelve months ended December 31, 2020 is to recognize non-recurring compensation expense for new and/or modified awards to brand employees of Stagwell that were issued at the closing of the Transactions. There is no adjustment for the six months ended June 30, 2021.

The awards previously issued were a combination of equity awards subject to ASC 718 and profit sharing/ performance bonus awards subject to ASC 710. In both cases, the awards were not considered probable of vesting and no prior compensation expense was recognized.

A total of approximately 12 million units of a limited liability company wholly owned by Stagwell were issued, which are exchangeable for shares of the Company’s Class A common stock. Approximately 7 million units vested immediately upon the closing of the Transactions and approximately 5 million will vest over a six-month service period.

The compensation expense is calculated as the number of units multiplied by the share price of the Class A common stock of $5.42, which is considered the grant date fair value of all the awards and in accordance with the accounting treatment for modified and/or new awards under ASC 718.

(b)	The adjustment of $1,889 for the six months ended June 30, 2021 is related to an increase in rent expense to $35,914 from $34,025 as reported in MDC’s historical statement of operations. The adjustment of $22,874 for the twelve months ended December 31, 2020 is a result of the recognition of non-recurring transaction costs of $11,325 for MDC and $10,978 for Stagwell as well as an increase in rent expense of $571 to $71,828 from $71,257 as reported in MDC’s historical statement of operations. The increase in rent expense results from the remeasurement of MDC’s leases as the accounting acquiree, as required by ASC 842, Leases. The lease liabilities are measured at the present value of the remaining lease payments reflecting the current discount rate, as if the lease were a new lease at the acquisition date. The remaining lease payments are those expected over the balance of the lease term with the commencement date being the acquisition date. The right-of-use assets were measured at the same amount as the lease liability and was not adjusted to reflect any favorable or unfavorable current market terms as compared to the existing contractual lease agreements as such amount was immaterial. The weighted average remaining lease term of the leases is approximately 7 years. The weighted average discount rate used in connection with the remeasurement of the lease liabilities was approximately 4%, which was derived based on the incremental borrowing rate applicable to the lessee. The incremental borrowing rate is determined by adjusting the lessee’s unsecured borrowing rate associated with the term of the lease for full collateralization as well as the impact of certain economic environments, if necessary.

(c)	The adjustments of $28,887 and $54,958 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, reflect the net effect impact on depreciation and amortization in connection with acquisition accounting. The adjustment results from removing the intangible asset amortization expense recorded in MDC’s historical statement of operations of $4,222 and $11,260 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, and recording the new amortization expense of $33,109 and $66,218 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, for the tradenames and customer relationship intangible assets.

Pro forma amortization expense has been recorded based upon the following preliminary fair values and estimated useful lives assigned to the tradenames and acquired customer relationship intangible assets:

	Estimated Fair Value	Estimated Useful Life (Years)	Amortization Expense June 30, 2020	Amortization Expense December 31, 2020
Trade names and Trademarks	$98,000	10	$4,900	$9,800
Customer Relationships	711,900	6-15	28,209	56,418
	$809,900		$33,109	$66,218

(d)	The adjustment of $13,794 for the twelve months ended December 31, 2020 consists of incremental interest expense for MDC in connection with the Consent Solicitation Consideration paid to holders of the Senior Notes and a 100 basis point increase in the interest rate of the Senior Notes. The Consent Solicitation Consideration of $17,405 is amortized on a straight-line basis through May 2024, the maturity date of the Senior Notes.

(e)	The adjustments of $5,285 and $3,421 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, reflect the reversal of a foreign exchange gain in connection with MDC’s domestication to the United States from Canada. The adjustment gives effect to the change in functional currency of MDC from the Canadian Dollar to the U.S. Dollar.

(f)	The adjustments of $3,455 and $63,185 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, reflect the tax impact of acquisition accounting and other proforma adjustments and is the sum of the following components:

	6(f)i	6(f)ii	6(f)iii	6(f)iv	Total
Income Tax Expense – June 30, 2021	$(8,463)	$—	$4,649	$3,591	$(3,455)
Income Tax Expense – December 31, 2020	$(146,293)	$(14,558)	$50,954	$46,712	$(63,185)

6(f) i

•	The adjustments of $8,463 and $146,293 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, represent the tax impact of acquisition accounting adjustments recorded at the blended federal and state statutory tax rate of 27.5% and 27.7% as follows:

o	a tax benefit of $0 and $130,911 for the reversal of the valuation allowance for deferred tax assets that are expected to be realizable for the Company.

o	a tax benefit of $7,944 and $15,224 for the additional book amortization expense from recording of MDC intangible assets at fair value.

o	a tax benefit of $519 and $158 for the additional rent expense from remeasurement of MDC leases.

6(f) ii

•	The adjustments of $0 and $14,558 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, consist of the tax benefits for the following Transaction related expenses recorded at the blended federal and state statutory tax rate of 27.5% and 27.7% as follows:

o	a tax benefit of $0 and $8,212 for stock-based compensation awards vesting to Stagwell employees post-merger (see note 6(a) for additional information regarding the stock compensation charge).

o	a tax benefit of $0 and $5,017 for additional interest expense related to consent fees of $0 and $5,094 and additional 1% interest coupon paid to holders of $870 million principal amount of Senior Notes.

o	a tax benefit of $0 and $3,137 for transaction related professional fees.

o	a tax expense of $0 and $1,808 for the change in net income attributable to noncontrolling interest of $6,527.

6(f) iii

•	The adjustments of $4,649 and $50,954 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, represent additional tax expense resulting from the allocation of profits and losses in proportion to the Stagwell/MDC ownership interests in Stagwell OpCo as follows:

o	the reversal of an income tax expense of $5,815 and income tax benefit of $44,886 calculated as 69.55% (Stagwell Media’s ownership interest in Stagwell OpCo’s common units received in the Transactions) of $30,404 profit and $232,978 loss consisting of the total profit and losses of MDC’s historical financial results plus proforma adjustments for the passthrough entities attributable to common units multiplied by the blended statutory tax rate of 27.5% and 27.7%.

o	income tax expense of $1,166 and $6,068 for the six months ended June 30, 2021 and twelve months ended December 31, 2020, respectively, calculated as 30.45% (MDC shareholders’ ownership interest in Stagwell OpCo) of $13,926 and $71,943 of profits in Stagwell’s historical passthrough entities multiplied by the blended statutory tax rate of 27.5% and 27.7%.

6(f) iv

•	The adjustment of $3,591 for the six months ended June 30, 2021 represents the tax impact of the change in tax expense attributable to combining the Stagwell historic, MDC historic and proforma adjustments at the blended statutory tax rate of 27.5% to determine the combined annual effective income tax rate and its impact on the determination of the tax expense for the period.

•	The adjustment of $46,712 for the twelve months ended December 31, 2020 represents the net tax impact of MDC’s redomiciliation into the U.S. from Canada as follows:

o	tax expense of $50,000 attributable to Canadian capital gains tax and exit tax

o	a tax benefit of $947 due to the reversal of foreign exchange gains recorded at the blended federal and state statutory tax rate of 27.7%

o	a tax benefit of $4,697 due to the elimination of U.S. Base Erosion and Avoidance Tax (“BEAT”) related to intercompany interest payments

o	additional U.S. tax expense of $2,356 for Global Intangible Low-Taxed Income (“GILTI”) related to former Canadian Controlled Foreign Corporations transferred to the U.S. in the redomiciliation.

(g)	The adjustments of $7,926 for the six months ended June 30, 2021 and $211,057 for the twelve months ended December 31, 2020 are to recognize the noncontrolling interest of Stagwell calculated as follows:

	June 30, 2021	December 31, 2020
MDC historical net income/(loss)	$11,116	$(228,971)
Stagwell historical net income/(loss)	21,710	56,356
Combined historical net income/(loss)	32,826	(172,615)
Proforma adjustments	(32,607)	(97,614)
Stagwell OpCo net income/(loss) – Proforma	219	(270,229)
Adjustments (see below):
Preferred Shares – Accretion	(8,540)	(14,179)
Reversal of tax benefit of Stagwell OpCo passthrough loss allocated to the Company	(1,363)	(9,653)
Stagwell OpCo net income/loss attributable to common units – Proforma	(9,684)	(294,061)
Stagwell ownership %	69.55%	69.55%
Noncontrolling Interest – Stagwell	$(6,736)	$(204,530)
Proforma adjustment – purchase of noncontrolling interest	(1,190)	(6,527)
Proforma adjustment – 6(g)	$(7,926)	$(211,057)

Preferred Shares – Accretion
Series 4 Preferred Units – Accretion	$5,896	$9,789
Series 6 Preferred Units – Accretion	2,644	4,390
Total	$8,540	$14,179

Reversal of tax benefit of Stagwell passthrough loss allocated to the Company
Stagwell OpCo – pre-tax loss of passthroughs	$4,958	$34,849
Tax rate	27.5%	27.7%
Total	$1,363	$9,653

(h)	Amount reflects pro forma basic and diluted loss per share calculated using the Company’s pro forma loss and pro forma weighted average number of shares outstanding.

(i)	Adjustments reflect pro forma basic and diluted weighted average shares outstanding calculated as follows:

	Basic shares	Diluted shares
	June 30, 2021	June 30, 2021
MDC – as previously reported	74,240,447	77,001,526
Issuance of equity consideration shares(i)	—	—
Stagwell – adjusted for pro forma presentation	74,240,447	77,001,526

	Basic shares December 31, 2020	Diluted shares December 31, 2020
MDC – as previously reported	72,862,178	72,862,178
Issuance of equity consideration shares (i)	—	—
Stagwell - adjusted for pro forma presentation	72,862,178	72,862,178

Shares exchanged for Stagwell net assets upon completion of the Transactions do not participate in the earnings of the Company. As such, basic earnings per share is not affected for the shares of the Company’s Class C common stock issued in connection with the Stagwell New MDC Contribution. This assumption is consistent with the assumption that the Transactions were consummated as of January 1, 2020 for purposes of preparing the unaudited pro forma combined statements of operations.